BBX Capital Real Estate,  a subsidiary of BBX Capital, Inc.,

Announces the Sale of Altis Grand at The Preserve

FORT LAUDERDALE, Florida – July 2, 2021-- BBX Capital Real Estate (“BBXRE”), a wholly-owned subsidiary of BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB),  today announced that its Altis Grand at The Preserve joint venture, which was sponsored by The Altman Companies, had completed the sale of Altis Grand at The Preserve,  its 350-unit multifamily apartment community located in Odessa, Florida. As a result of the transaction,  BBXRE received a cash distribution of approximately $5.8 million from the joint venture and expects to recognize equity earnings from its investment in the venture of approximately $4.9 million during the quarter ended September 30, 2021.

The Altis Grand at The Preserve joint venture was sponsored and formed by The Altman Companies in 2018 to develop Altis Grand at The Preserve.  Construction of Altis Grand at The Preserve commenced in 2019 and was completed in 2020. At the time of the sale, Altis Grand at The Preserve’s apartment units were over 99% leased.

About BBX Capital Real Estate: BBX Capital Real Estate, a principal holding of BBX Capital, Inc., is engaged in the acquisition, development, construction, ownership, financing, and management of real estate and investments in real estate joint ventures, including investments in multifamily rental apartment communities, single-family master-planned for sale housing communities, and commercial properties located primarily in Florida. In addition, BBX Capital Real Estate owns a 50% equity interest in The Altman Companies, LLC, a developer and manager of multifamily rental apartment communities, and manages the legacy assets acquired in connection with the Company’s sale of BankAtlantic in 2012, including portfolios of loans receivable, real estate properties, and judgments against past borrowers. For more information, please visit www.BBXCapitalRealEstate.com.

About The Altman Companies: The Altman Companies, a joint venture between BBX Capital Real Estate and Joel Altman, is engaged in the development, construction, and management of multifamily apartment communities. Since 1968, The Altman Companies and its predecessors have developed, constructed, acquired, and managed over 26,000 multifamily units throughout the United States, including communities in Florida, Michigan, Illinois, Tennessee, Georgia, Texas, and North Carolina. For more information, please visit www.altmancos.com.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations Contact:

Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com

Media Relations Contact:

Kip Hunter, Kip Hunter Marketing

954-303-5551, Email: kip@kiphuntermarketing.com

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